CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the captions "Financial Highlights" in the Global 130/30 Strategy Fund (formerly the Multi-Cap Core Equity Fund) Class A, C and H Prospectuses and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Global 130/30 Strategy Fund Statement of Additional Information, and to the incorporation by reference in this Registration Statement (Form N-1A)(Post-Effective Amendment No. 88 to File No. 033-59692; Amendment No. 88 to File No. 811-07584) of the Rydex Series Funds of our report dated May 29, 2008 on the financial statements and financial highlights of the Multi-Cap Core Equity Fund included in the 2008 Annual Report to shareholders.

/s/ ERNST & YOUNG LLP

McLean, Virginia
March 30, 2009